UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

April 9, 2010

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania		19422
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

See “Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” for Amended and Restated Loan and Security Agreement dated as of April 9, 2010 (the “Revolving Loan Agreement”) by and among Wells Fargo Bank, N.A., as successor by merger to Wachovia Bank, N.A., as agent on behalf of the lenders party thereto from time to time, C&D Technologies, Inc. (the “Company”), C&D Charter Holdings, Inc., C&D International Investment Holdings Inc., and C&D Energy Storage, LLC (collectively, the “Guarantors”) and related agreements (the “Revolving Line of Credit Facility”).

Item 1.02	Termination of a Material Definitive Agreement.

As more fully described in Item 2.03, on April 9, 2010, the Company amended and restated its existing bank line of credit evidenced by the Loan and Security Agreement dated as of December 7, 2005, as amended (the “Line of Credit Agreement”) by and among Wachovia Bank, N.A., as agent on behalf of the lenders party thereto, the lenders parties thereto from time to time, the Company and certain of the Company’s subsidiaries.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April 9, 2010, the Company completed the refinancing of its debt with the closing of the Revolving Line of Credit Facility in the principal amount of $55 million. The Revolving Line of Credit Facility consists of a three-year senior revolving line of credit, maturing on June 6, 2013. The availability under the Revolving Line of Credit Facility is determined by a borrowing base, is secured by a first lien on certain assets and initially bears interest at LIBOR plus 3.00%. There is a LIBOR floor set at 0.75%. As provided under the Revolving Loan Agreement, excess borrowing capacity will be available for future working capital needs.

All borrowings and other obligations under the Revolving Line of Credit Facility are secured by a first priority lien on all of the Company’s personal property, as well as that of the Guarantors, along with certain of its real estate. The Revolving Line of Credit Facility requires the Company to maintain a minimum fixed charge coverage ratio of 1.1:1.0 on a consolidated basis which becomes applicable only if the availability under the Revolving Line of Credit Facility falls below $10 million. The Revolving Loan Agreement contains other customary affirmative and negative covenants including, but not limited to, limitations upon the Company’s ability to:

•	merge, consolidate or dispose of assets;

•	incur liens, indebtedness and certain contingent obligations;

•	make loans and investments;

•	engage in certain transactions with affiliates; and

•	pay dividends and other distributions.

The Revolving Loan Agreement contains events of default customary for facilities of this type, including, without limitation:

•	nonpayment of principal, interest, fees or other amounts when due;

•	material breach of any representations or warranties;

•	breach of any affirmative or negative covenants;

•	default in respect of any indebtedness of the Company or any Guarantor in an amount in excess of $300,000 or default under any material contract of the Company or any Guarantor;

•	change of control;

•	bankruptcy, insolvency or similar events involving the Company or any Guarantor;

•	certain adverse events under our ERISA plans or those of our subsidiaries; and

•	entry of a judgment against the Company or any Guarantor in excess of $500,000 in any one case or $1,000,000 in the aggregate.

The description of the provisions of the Revolving Loan Agreement is qualified in its entirety by reference to the full and complete terms set forth in the agreement, a copy of which is filed as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Amended and Restated Loan and Security Agreement by and among C&D Technologies, Inc., as borrower, and C&D International Investment Holdings Inc., C&D Charter Holdings, Inc., C&D Energy Storage, LLC, as guarantors, the Lenders and Issuing Bank from Time to Time Party thereto, and Wells Fargo Bank, National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By:	/S/ IAN J. HARVIE
Ian J. Harvie, Vice President and
Chief Financial Officer

April 15, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amended and Restated Loan and Security Agreement by and among C&D Technologies, Inc., as borrower, and C&D International Investment Holdings Inc., C&D Charter Holdings, Inc., C&D Energy Storage, LLC, as guarantors, the Lenders and Issuing Bank from Time to Time Party thereto, and Wells Fargo Bank, National Association